Exhibit 10.18

30 Rockefeller Plaza	A Division of
New York, NY 10112	National Broadcasting
212-664-4444	Company, Inc.

As of January 1, 2003

Corporation for General Trade

2633 West State Boulevard

Ft. Wayne, Indiana 46808

(“Licensee”)

RE:     WKJG (Ft. Wayne, Indiana)

Ladies and Gentlemen:

The following shall comprise the agreement among us for the affiliation of the television broadcasting station WKJG (Ft. Wayne, Indiana) (together with Licensee, “Station”) with the NBC Television Network (“NBC”) and shall supersede and replace all prior agreements between Station and NBC (which agreements are hereby terminated and of no further force or effect) except (w) for the most recent amendment to such prior agreement with respect to network non-duplication protection under Federal Communications Commission (“FCC”) Rules Section 76.92 (the “Non-Duplication Amendment”), (x) for the NBC Promotion Swap Program, (y) for the Inventory Management Plan (as defined in Section 6 below), and (z) that any indemnities provided for in such prior agreements, as well as any liabilities outstanding thereunder as of the date of this Agreement, shall survive.

1.             Term. This Agreement shall become effective as of 3:00 A.M., New York City time on January 1, 2003. Unless sooner terminated as provided hereunder, this Agreement shall remain in effect until 2:59 A.M., New York City time on January 1, 2011.

2.             Programming.

(a)           NBC commits to supply programming for free over-the-air television broadcasting by Station during the hours set forth on Schedule I hereto (the “Programmed Time Periods”). Station agrees that, subject only to Section 3 below, Station shall clear and broadcast all programming supplied to Station hereunder for broadcast in the Programmed Time Periods on the dates and at the times the programs are scheduled by NBC.

(b)           In addition to programming supplied pursuant to Section 2(a) above, NBC shall offer Station a variety of sports programming (“NBC Sports Programming”) and special events programming for television broadcast at times other than Programmed Time Periods. For a period of seventy-two (72) hours following NBC’s offer, Station shall have the right of first refusal with respect to such programming as against any other television station located in Station’s community of license or any television program transmission service furnishing a television signal to Station’s community of license. Station shall confirm its clearance of such programming to NBC within the 72-hour period via the internet site currently known as

“Affiliate Partnership Tool” (“APT”) or such other means as NBC may designate. Station’s confirmation of clearance shall constitute Station’s agreement to broadcast such programming in accordance with the terms of such offer and this Agreement.

(c)           All programming furnished to Station pursuant to this Agreement shall be referred to herein as “NBC Programming”, and any one program of NBC Programming shall be referred to as an “NBC Program”. The selection, scheduling, substitution and withdrawal of any NBC Program or other portion of NBC Programming shall at all times remain within the sole discretion and control of NBC. Station acknowledges that local and network programming needs may change during the term of this Agreement, and that NBC may add to, subtract from or otherwise modify the Programmed Time Periods from time to time on at least 90 days’ prior written notice to Station. In the event that NBC increases the number of hours contained within the Programmed Time Periods, Station shall have the right to reject any programming during such additional hours. Nothing herein shall prevent or hinder NBC from (i) substituting one or more sponsored or sustaining programs (i.e., programs which do not include local availabilities) or (ii) canceling one or more NBC Programs; provided, that NBC shall exercise reasonable efforts to give Station at least three (3) weeks prior notice thereof.

3.             Preemptions.

(a)           Station acknowledges that NBC will make a substantial investment in network programming during the term of this Agreement in order to provide Station with network-quality news, public affairs, entertainment, sports, children’s and other programming. In view of such investment, and after considering the amount of broadcast time available to Station outside of the Programmed Time Periods, Station further acknowledges and confirms that it does not presently foresee any need to substitute programming of any kind for NBC Programming, except under those circumstances requiring live coverage of breaking local news events.

(b)           Except as set forth in the immediately following sentence, in the event Station preempts or otherwise fails to broadcast any NBC Programming (including, without limitation, NBC Sports Programming) on the dates and at the times such Programming is scheduled by NBC, then without limiting any other rights or remedies of NBC under this Agreement or otherwise, Station shall pay to NBC an amount equivalent to NBC’s loss of gross advertising revenues attributable to Station’s failure to broadcast such program in Station’s market.  Station shall have no obligation to reimburse NBC for lost advertising revenues if (w) such failure to broadcast NBC Programming is a direct result of (i) Station’s live coverage of breaking local or national news events (excluding the addition of scheduled local news programs as a part of Station’s continuing program schedule) or (ii) an event of force majeure as provided in Section 11 of this agreement; (x) if Station reasonably believes that such programming is unsatisfactory, unsuitable, or otherwise contrary to the public interest; (y) in the case of a preemption of NBC Prime Time Programming, Station has not preempted more than 20 hours of NBC Prime Time Programming during such Broadcast Year; or (z) in the case of a preemption of NBC Sports Programming, Station has not preempted more than 20 hours of NBC Sports Programming during such Broadcast Year (the “Sports Basket”).

(c)           Station’s determination under clause (x) of subsection (b) above shall be based upon a substantial difference between the relevant program’s style and content and the style and content of other NBC Programs previously broadcast by Station. In addition, no Station shall preempt or otherwise fail to broadcast any NBC Programming under clause (x) of subsection (b) above as a result of commercial motivation; that is, programming shall not be deemed to be unsatisfactory, unsuitable or contrary to the public interest based on performance, ratings, or the availability of alternative programming which Station believes to be more profitable or more attractive.

(d)           In the event Station preempts or otherwise fails to broadcast any NBC Programming or notifies NBC of its intention to do so, NBC may elect to offer Station an alternative time period for broadcast of the omitted NBC Program (including the commercial announcements contained therein, and any replacements thereof). If Station fails to agree to such alternative broadcast, then in addition to all other remedies available to it, NBC shall have the right to license the broadcast rights to the omitted NBC Program to any other distribution outlet for distribution in Station’s community of license.

(e)           In the event Station fails to pay to NBC any amounts required to be paid by it pursuant to this Section 3, and such failure remains uncured after 90 days’ written notice from NBC, then in addition to all other remedies available to it, NBC shall have the option, exercisable in its sole discretion upon 90 days’ notice to the breaching Station to (i) terminate that Station’s right to broadcast any one or more series or other NBC Programs, and to the extent and for the periods that NBC so elects, license the broadcast rights to such series or other NBC Program(s) to any other distribution outlet for distribution in that Station’s community of license or (ii) terminate this Agreement with respect to Station.

(f)            Notwithstanding the foregoing, (i) immediately upon the expiration of Station’s agreement to broadcast “Live with Regis and Kelly” at 9:00 a.m., Monday-Friday, Station shall broadcast the third hour of “Today” at such time, (ii) for so long as Station broadcasts locally-produced programming on Saturday mornings, Station shall broadcast 2.5 hours of NBC Network programming on Saturday mornings and at such time as Station no longer broadcasts locally-produced programming on Saturday mornings, Station shall broadest 3 hours of NBC Network programming on Saturday mornings, (iii) Station shall broadcast at least one hour of NBC “All Night” programming each day from Monday-Saturday and shall use commercially reasonable efforts to broadcast two hours of such programming and (iv) Station shall have the right to broadcast NBC Network daytime programming from Noon-2:00 p.m. from Monday-Friday instead of in the regularly scheduled time periods.

4.             Payments.

(a)           NBC Payments.  In consideration of Station entering into this Agreement and the Station’s performance of its obligations hereunder, NBC shall pay Station the amounts set forth on Schedule II attached hereto (the “NBC Payments”), subject to adjustment pursuant to this Agreement. The NBC Payments shall be due and payable on a bi-annual basis on or about June 15 and December 15 of each year during the term of this Agreement. NBC and Station hereby acknowledge that the NBC Payments as set forth on Schedule II have been adjusted to reflect deductions for Station’s payment obligations pursuant to Sections 4(c)(i), (ii) and (iii) below, as known on the date hereof, throughout the term of this Agreement, and that to the extent such payment obligations increase during the term, the NBC Payments will be decreased accordingly by the amount of such increase.

(b)           Station Payments.  In consideration of NBC entering into this Agreement, and notwithstanding termination of this Agreement, Station shall pay NBC the amounts set forth on Schedule III attached hereto (the “Station Payments”), payable annually in advance not later than January 15 of the year corresponding to such amount on Schedule III, by electronic transfer or such other means as NBC shall determine.

(c)           Other Payments to NBC.  In connection with Station’s affiliation with NBC, Station agrees that Station shall pay NBC (or an entity controlling, controlled by or under common control with NBC, as appropriate):

(i)            All amounts owed by Station pursuant to Station’s NBC News Channel Participation Agreement;

(ii)           All amounts owed by Station pursuant to the Distribution Contribution Agreement (as defined below);

(iii)          All amounts owed by Station pursuant to the Inventory Management Plan; and

(iv)          All amounts owed by Station pursuant to this Agreement, including without limitation pursuant to Section 3 hereof.

(d)           Default.  In the event that Station is in default of any obligation under this Section 4 which default remains uncured 90 days after Station’s receipt of notice thereof from NBC, NBC shall have the right, at its election, to terminate this Agreement in its entirety upon notice to Station.

5.             Distribution Contribution Agreement. Station shall enter into a Distribution Contribution Agreement in the form attached as Exhibit A hereto.

6.             Inventory Management Plan.  Station shall fully participate in the “Inventory Management Plan” as endorsed by NBC Television Affiliates (a/k/a the NBC Affiliate Board) on May 19, 1998 (the “Inventory Management Plan”), and in any additional or substitute inventory management plans approved in the future by a majority of the NBC affiliated television stations.

7.             Local Commercial Announcements. From time to time and at least once each calendar quarter, NBC shall provide Stations with notice setting forth the amount and placement of availabilities for Stations’ respective local commercial announcements in and adjacent to regularly scheduled NBC Programming. NBC agrees that the average number of thirty-second units available to each Station for local commercial announcements during Prime Time (i.e. 8 pm to 11pm Monday through Saturday and 7 pm to 11 pm Sunday) shall be not fewer than 106 per week, and such announcements shall be distributed so that each hour of Prime Time includes not fewer than four units; provided, that NBC shall be entitled to reduce each Station’s units to the minimum extent necessary for national sports programming, Olympics programming and breaking news coverage which for reasons beyond NBC’s control limits NBC’s ability to make time available for local commercial announcements. Each Station shall also be entitled to a minimum of 90% of the average weekly number of thirty-second units provided during the 1999-2000 broadcast season with respect to other Network program dayparts.

8.             Conditions of Station’s Broadcast.  Station’s broadcast of NBC Programming shall be subject to the following terms and conditions:

(a)           Station shall not make any deletions from, or additions or modifications to, any NBC Program or any commercial, NBC identification, program promotional or production credit announcements or other interstitial material contained therein, nor broadcast any commercial or other announcements (except emergency bulletins) during any such program, without NBC’s prior written authorization. Station shall broadcast each NBC Program from the commencement of network origination until the commencement of the next program.

(b)           For purposes of identification of Station with the NBC Programs, and until written notice to the contrary is given by NBC, Station may superimpose on certain Entertainment programs, where designated by NBC, a single line of type, not to exceed fifty (50) video lines in height and situated in the lower eighth raster of the video screen, which single line shall include (and be limited to) Station’s call letters, community of license or home market, channel number, and the NBC logo. No other addition to any Entertainment program is contemplated by this consent, and the authorization contained herein specifically excludes and prohibits any addition whatsoever to News and Sports programs, except identification of Station as provided in the preceding sentence as required by the FCC.

9.             Local News. Station agrees, during the term of this Agreement, to broadcast local news programs of at least thirty (30) minutes in length as lead-ins to each of “The Today Show” (or replacement programming), “NBC Nightly News” (or replacement programming) and NBC’s Late Night Programming; provided, that Station may preempt any of such local news programming on Saturday or Sunday to the extent that such programming would directly conflict with Station’s broadcast of weekend NBC Sports Programming.

10.           Station Reports. Station shall submit to NBC in writing upon forms provided by NBC or via e-mail or via APT, as NBC may designate, such reports as NBC may request covering the broadcast by Station of NBC Programming.

11.           Force Majeure. Neither Station nor NBC shall incur any liability hereunder because of NBC’s failure to deliver, or the failure of Station to broadcast, any or all NBC Programs due to failure of facilities, labor disputes, government regulations or causes beyond the reasonable control of the party so failing to deliver or to broadcast. Without limiting the generality of the foregoing, NBC’s failure to deliver a program due to cancellation of that program for any reason shall be deemed to be for causes beyond NBC’s reasonable control.

12.           Indemnification. NBC shall indemnify, defend and hold Station, its parent, subsidiary and affiliated companies, and their respective directors, officers and employees, harmless from and against all claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of the use by Station, in accordance with this Agreement, of any NBC Program or other material as furnished by NBC hereunder, provided that Station promptly notifies NBC of any claim or litigation to which this indemnity shall apply, and that Station cooperates fully with NBC in the defense or settlement of such claim or litigation. Similarly, Station shall indemnify, defend and hold NBC, its parent, subsidiary and affiliated companies, and their respective directors, officers and employees, harmless with respect to (x) material added to or deleted from any program by Station, except for cut-ins produced by or on behalf of NBC and inserted by Station at NBC’s direction and (y) any programming or other material broadcast by Station and not provided by NBC hereunder.

These indemnities shall not apply to litigation expenses, including attorneys’ fees, which the indemnified party elects to incur on its own behalf. Except as otherwise provided herein, neither Station, on the one hand, nor NBC, on the other hand, shall have any rights against the other for claims by third persons, or for the non-operation of facilities or the non-furnishing of programs for broadcasting, if such non-operation or non-furnishing is due to failure of equipment, actions or claims by any third person, labor disputes, or any cause beyond such party’s reasonable control.

13.           Program Development Costs. Throughout the term of this Agreement, upon request from NBC, Station shall participate with NBC to contribute financially, pro-rata on a station-by-station basis based upon Designated Market Area (“DMA”) (as defined by Nielsen) percentage, to future NBC efforts to secure as part of NBC Programming major sports and entertainment programming opportunities (including, for example and without limitation, rights to broadcast National Football League games and entertainment programs such as “ER”).

14.           Change in Operations. Station represents and warrants that it holds a valid license granted by the FCC to operate Station as a television broadcast station; such representation and warranty shall constitute a continuing representation and warranty by Station. In the event that at any time (a) Station’s transmitter location, power, frequency, programming format or hours of operation are materially changed, (b) Station ceases to produce and broadcast local news, or (c) the number of hours of local news which Station broadcasts materially decreases, in each case so that such Station is of less value to NBC as a broadcaster of NBC programming than at the date of this Agreement, then NBC may terminate this Agreement upon thirty (30) days prior written notice to such Station(s).

15.           DTV Conversion. Station acknowledges that upon commencement of operation of Station’s digital television signal (“DTV channel”), Station will, to the same extent as this Agreement provides for carriage of NBC Programming on its analog channel, carry on such DTV channel the digital feed of such NBC Programming as and in the technical format provided by NBC consistent with the ATSC standards and all “program-related material” (collectively, the “Network Digital Feed”). As used in this paragraph, “program-related material” shall mean (i) closed-captioning information, (ii) program identification codes, (iii) program ratings information, (iv) alternative language feeds related to the programming, (v) Nielsen data, (vi) programming, data and other enhancements which are related to the programming and network advertisements provided in the Network Digital Feed, (vii) such other material as has been agreed by Station, (viii) such other material as may be provided by NBC that may be essential or necessary to provide the Network Digital Feed, (ix) information and material directly associated with specific network commercial advertisements contained in the network programs included in the Network Digital Feed, and (x) information and material designed to promote network programming. In the event that NBC proposes that Station carry network multiplexed programming or ancillary data that is not program-related material, Station agrees to negotiate in good faith with NBC regarding the terms pursuant to which such multiplexed programming or ancillary data may be carried. Station shall commence operation of Station’s digital television signal by the later of (i) May 1, 2003 or (ii) any extension or postponement of such date mandated or approved by the FCC; to the extent that Station is not transmitting a DTV channel as of the later of such dates, NBC shall be permitted to offer the Network Digital Feed, together with any program-related material or other material provided by NBC for digital transmission, to any licensee transmitting a DTV channel in Station’s DMA notwithstanding any other provision of this Agreement. In addition, Station shall use best efforts to include the following provision in retransmission consent agreements; in the event that during the term of such retransmission consent agreement, Station broadcasts its signal solely in a digital format and does not broadcast an analog signal, then the cable operator shall distribute such digital broadcast signal as part of its broadcast basic tier of service on a channel designated by Station.

16.           Unauthorized Copying and Transmission; Retransmission Consent.

(a)           Station shall not authorize, cause, or permit, without NBC’s consent, any NBC Program or other material furnished to Station hereunder to be recorded, duplicated, rebroadcast or otherwise transmitted or used for any purpose other than broadcasting by Station as provided herein. Notwithstanding the foregoing, Station shall not be restricted in the exercise of its signal carriage rights pursuant to any applicable rule or regulation of the FCC with respect to retransmission of its broadcast signal by any cable system or multichannel video program distributor (“MVPD”), as defined in Section 76.64(d) of the FCC Rules, which (a) is located within the DMA in which Station is located, or (b) was actually carrying Station’s signal as of April 1, 1993, or (c) with respect to cable systems, serving an area in which Station is “significantly viewed” (as determined by the FCC) as of April 1, 1993; provided, however, that any such exercise pursuant to FCC Rules with respect to NBC Programs shall not be deemed to constitute a license by NBC. NBC reserves the right to restrict such signal carriage with respect to NBC Programming in the event of a change in applicable law, rule or regulation.

(b)           In consideration of the grant by NBC to Station of the Non-Duplication Amendment, Station hereby agrees as follows:

(i)            Station shall not grant consent to the retransmission of its broadcast signal by any cable television system, or, except as provided in Section 16(b)(ii) below, to any other MVPD whose carriage of broadcast signals requires retransmission consent, if such cable system or MVPD is located outside the DMA to which Station is assigned, unless Station’s signal was actually carried by such cable system or MVPD as of April 1, 1993, or, with respect to such cable system, is “significantly viewed” (as determined by the FCC) as of April 1, 1993.

(ii)           Station shall not grant consent to the retransmission of its broadcast signal by any MVPD that provides such signal to any home satellite dish user, unless such user is located within Station’s own DMA.

(c)           If Station violates any of the provisions set forth in this Section 16, NBC may, in addition to any other of its rights or remedies at law or in equity under this Agreement or any amendment thereto, terminate this Agreement with respect to the violating Station by written notice to Station given at least ninety (90) days prior to the effective date of such termination.

17.           “Branding” Plan/Promotion.

(a)           NBC agrees to work with Station to “brand” Station as an “NBC Station” in Station’s market through cooperative efforts in areas such as on-air promotion, unified graphic design, use of the NBC peacock logo and NBC identification.  Station agrees to be branded as an “NBC Station” and to participate in the foregoing branding promotion plan during the term hereof so as to cause Station to be identified, in the perception of television viewers, as an “NBC Station” similar to such viewers’ perception of the NBC O&O’s as “NBC Stations.” NBC, on the one hand, and Station, on the other hand, agree to consult with each other, promptly after execution hereof, with respect to implementation of such branding undertaking.

(b)           Station shall dedicate annually for on-air promotion of NBC Programming not less than 10,000 Gross Rating Points (“GRP’s”) (the “GRP Commitment”). The NBC Advertising and Promotion department may consult with Station to develop Station’s allocation of the GRP Commitment based on promotional needs of both Station and NBC; provided that Station shall cause a minimum of 40% and a maximum of 60% of its GRP Commitment to be allocated to prime time (i.e., EASTERN, PACIFIC STATIONS: 8-11 PM Monday-Saturday and 7-11 PM Sunday; CENTRAL, MOUNTAIN STATIONS: 7-10 PM Monday-Saturday and 6-10 PM Sunday). Station shall provide NBC with appropriate documentation to substantiate delivery of its GRP Commitment.

(c)           Station shall, in good faith, evaluate on a yearly basis whether to continue to participate in the year-round “Swap” program.

18.           Assignment.

(a)           This Agreement may not be assigned or transferred (including pursuant to any change in the control of Station or any parent or subsidiary company) directly or indirectly, whether by operation of law or otherwise, without the prior written consent of NBC, which consent shall not be unreasonably withheld (it being understood that NBC may withhold such consent if after conducting good faith due diligence on the proposed transferee, NBC has legitimate competitive, financial or operational reasons not to consent) and no permitted assignment or transfer shall relieve Station of its obligations hereunder. Any purported assignment or transfer by Station without NBC’s consent as required hereby shall be null and void and not enforceable against NBC.

(b)           Station agrees that if any application is made to the FCC pertaining to an assignment or a transfer of control of Station’s license, or any interest therein, Station shall immediately notify NBC in writing of the filing of such application. Except as to “short form” assignments or transfers of control made pursuant to Section 73.3540(f), NBC shall have the right to terminate this Agreement on any basis NBC deems reasonable with respect to Station for which an application was made, in the event of any assignment or transfer. Station agrees that promptly following Station’s notice to NBC, Station shall arrange for a meeting between NBC and the proposed assignee or transferee to review the financial and operating plans, and such other information as NBC may request of the proposed assignee or transferee.

(c)           For purposes of this Section 18, (i) “control” shall mean having the power to direct the affairs of an entity by reason of any of the following: (x) having the power to elect or appoint, directly or indirectly, a majority of the governing body of such entity, (y) owning or controlling the right to vote a majority of the voting interest of such entity or (z) otherwise owning or controlling a majority interest in such entity, and (ii) “transfer” shall include, without limitation, any direct or indirect change: in the control of any Station or any parent or subsidiary company of Station.

19.           Notices/APT. Notices hereunder shall be in writing and shall be given (a) by personal delivery or overnight courier service: addressed to Station, Attn: General Manager, at the address set forth on the first page of this Agreement, and to NBC at the address set forth on the first page of this Agreement, Attention: Executive Vice President, Affiliate Relations, with a copy to Vice President, Law Department; or at such other address or addresses as may be specified in writing by the party to whom the notice is given or (b) if such notice relates to the scheduling, substitution, withdrawal, preemption or other aspect of programming hereunder, by posting to APT or by such other means as NBC may specify to Station from time to time. Notices shall be deemed given when personally delivered and on the next business day following dispatch by overnight courier service. NBC and Station agree to monitor APT on at least a daily basis and to update APT as promptly as practicable and in any event so as to comply with the notice periods provided herein.

20.           Entire Agreement/Amendments. The foregoing constitutes the entire agreement between Station and NBC with respect to the affiliation of Station with NBC, all prior understandings being merged herein, except for the Non-Duplication Amendment, the Inventory Management Plan and the NBC Promotion Swap Program. This Agreement may not be changed, amended, modified, renewed, extended or discharged, except as specifically provided herein or by an agreement in writing signed by the parties hereto.

21.           Confidentiality. The parties agree to use their best efforts to preserve the confidentiality of this Agreement and of the terms and conditions set forth herein, and the exhibits annexed hereto, to the fullest extent permissible by law.

22.           Applicable Law. The obligations of Station and NBC under this Agreement are subject to all applicable federal, state, and local laws, rules and regulations (including, but not limited to, the Communications Act of 1934, as amended, and the rules and regulations of the FCC), and this Agreement and all matters or issues collateral thereto shall be governed by the law of the State of New York applicable to contracts negotiated, executed and performed entirely therein (without regard to principles of conflicts of laws).

23.           Miscellaneous. If any provision of this Agreement or the application of such provision to any circumstance is held invalid, the remainder of this Agreement, or the application of such provision to circumstances other than those as to which it is held invalid, will not be affected thereby. A waiver by Station or NBC of a breach of any provision of this Agreement shall not be deemed to constitute a waiver of any preceding or subsequent breach of the same provision or any other provision hereof.  This Agreement may be signed in any number of counterparts with the same effect as if the signature to each such counterpart were upon the same instrument.

If the foregoing is in accordance with your understanding, please indicate your acceptance on the copy of this Agreement enclosed for that purpose and return that copy to NBC.

Very truly yours,

NBC TELEVISION NETWORK

By:
John Damiano
Exec. Vice President, Affiliate Relations

AGREED:

CORPORATION FOR GENERAL TRADE

By:

SCHEDULE I

PROGRAMMED TIME PERIODS

For EASTERN TIME ZONE STATIONS:

Monday through Saturday:	8:00-11:00 P.M.
Sunday:	7:00-11:00 P.M.

Monday through Thursday:	11:35 P.M.-2:05 A.M.
Friday:	11:35 P.M.-2:35 A.M.
Saturday:	11:30 P.M.-1:01 A.M.

Monday through Friday:	4:30-5:00 A.M., 7:00-10:00 A.M. and 6:30-7:00 P.M.
Saturday:	7:00-9:00 A.M. and 6:30-7:00 P.M.
Sunday:	8:00-10:00 A.M. and 6:30-7:00 P.M.

Monday through Friday:	1:00-3:00 P.M.
Saturday:	10:00 A.M.-1:00 P.M.

Monday through Thursday:	2:05-4:00 A.M.
Friday	2:35-4:30 A.M.
Saturday	1:01-2:30 A.M.
Sunday	11:30 P.M.-1:30 A.M.

For CENTRAL TIME ZONE STATIONS:

Monday through Saturday:	7:00-10:00 P.M.
Sunday:	6:00-10:00 P.M.

Monday through Thursday:	10:35 P.M.-1:05 A.M.
Friday:	10:35 P.M.-1:35 A.M.
Saturday:	10:30 P.M.-12:01 A.M.

Monday through Friday:	4:30-5:00 A.M., 7:00-10:00 A.M. and 5:30-6:00 P.M.
Saturday:	7:00-9:00 A.M. and 5:30-6:00 P.M.
Sunday:	8:00-9:00 A.M., 9:00-10:00 A.M. and 5:30-6:00 P.M.

Monday through Friday:	1:00-3:00 P.M.
Saturday:	9:00 A.M.-12:00 P.M.

Monday through Thursday:	1:05-3:00 A.M.
Friday	1:35-3:30 A.M.
Saturday	12:01-1:30 A.M.
Sunday	10:30 P.M.-12:30 A.M.

For MOUNTAIN TIME ZONE STATIONS:

Monday through Saturday:	7:00-10:00 P.M.
Sunday:	6:00-10:00 P.M.

Monday through Thursday:	10:35 P.M. -1:05 A.M.
Friday:	10:35 P.M.-1:35 A.M.
Saturday:	10:30 P.M.-12:01 A.M.

Monday through Friday:	4:30-5:00 A.M., 7:00-10:00 A.M. and 5:30-6:00 P.M.
Saturday:	6:00-8:00 A.M. and 5:30-6:00 P.M.
Sunday:	8:00-10:00 A.M. and 5:00-5:30 P.M.

Monday through Friday:	1:00 P.M.-3:00 P.M.
Saturday:	8:00 AM.-11:00 A.M.

Monday through Thursday:	1:05-3:00 A.M.
Friday	1:35-3:30 A.M.
Saturday	12:01-1:30 A.M.
Sunday	10:30 P.M-12:30 A.M.

For PACIFIC TIME ZONE STATIONS:

Monday through Saturday:	8:00-11:00 P.M.
Sunday:	7:00-11:00 P.M.

Monday through Thursday:	11:35 P.M.-2:05 A.M.
Friday:	11:35 P.M.-2:35 P.M.
Saturday:	11:30 P.M.-1:01A.M.

Monday through Friday:	4:30-5:00 A.M., 7:00-10:00 A.M. and 5:30-6:00 P.M.
Saturday:	6:00-8:00 A.M. and 5:30-6:00 P.M.
Sunday:	7:00-9:00 A.M. and 5:30-6:00 P.M.

Monday through Friday:	1:00-3:00 P.M.
Saturday:	8:00-11:00 A.M.

Monday through Thursday:	2:05-4:00 A.M.
Friday:	2:35-4:30 A.M.
Saturday:	1:01-2:30 A.M.
Sunday:	11:30 P.M.-1:30 A.M.

SCHEDULE II

NBC PAYMENTS TO STATION

All amounts shown are in millions of dollars ($MM):

	2003	2004	2005	2006	2007	2008	2009	2010	2011

Annual Net NBC Payments:	$0	0	0	0	0	0	0	0	0

SCHEDULE III

STATION PAYMENTS TO NBC

All amounts shown are in millions of dollars ($MM):

	2003	2004	2005	2006	2007	2008	2009	2010	2011

Annual Payments:	$0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.195

EXHIBIT A

FORM OF DISTRIBUTION CONTRIBUTION AGREEMENT

This agreement (the “Agreement”) between the NBC Television Network (“NBC”) and Corporation For General Trade (“Station”), is dated as of January 1, 2003.

WHEREAS, NBC and Station have entered into an Affiliation Agreement, dated as of the date hereof (the “Affiliation Agreement”), with respect to Station’s affiliation with NBC;

WHEREAS, in connection with Station’s affiliation with NBC, Station will broadcast programming provided by NBC;

WHEREAS, NBC provides such programming to Station via various means at substantial cost and expense to NBC (as more fully described below, the “NBC Distribution Costs”);

WHEREAS, pursuant to the Affiliation Agreement, Station agreed to assume the obligations set forth in this Agreement in order to pay a portion of the NBC Distribution Costs;

NOW THEREFORE, in consideration of the mutual premises set forth herein, the parties hereto agree as follows:

1.             NBC Distribution Costs. The NBC Distribution Costs consist of the operational, facilities and technical costs, including upgrades, related to processing and distributing Network programs, promotions, advertisements, news feeds and other programming and services to the NBC affiliated television stations.

2.             Distribution Contribution.

a)             Station hereby agrees to pay NBC its pro rata share (calculated based on Station’s Nielsen DMA percentage) of the NBC Distribution Costs (the “Station Payment”) annually throughout the term of this Agreement. The Station Payment shall be made by wire transfer or such other means as NBC may approve, in two equal bi-annual installments payable each January 15 and June 15.

b)            Station hereby acknowledges that from year to year the NBC Distribution Costs may increase, and that accordingly the Station Payment shall increase, in accordance with increases demonstrated in the annual review of NBC Distribution Costs customarily commissioned by the NBC Affiliate Board. In the event that for any given year during the term the Station Payment exceeds the actual NBC Distribution Costs, then NBC shall apply the excess to the NBC Strategic Technical Development Fund (a/k/a the Overcollection Fund (the “Fund”)).

3.             The Fund. Station hereby agrees to pay its pro rata share (calculated based on Station’s Nielsen DMA percentage) of $18,000,000 (which payment shall be deducted from the Fund) out of a total of $54,000,000 of capital costs relating to the “Genesis” digital broadcast facilities development project, on the schedule presented to the NBC Affiliate Board and attached hereto as Exhibit A.

4.             Term. This Agreement shall commence as of the date hereof, and shall remain in full force and effect for as long as the Affiliation Agreement (including any renewal thereof) remains in effect. Notwithstanding the foregoing, this Agreement shall terminate in the event that Station ceases to be affiliated with NBC.

5.             Binding Agreement. This Agreement shall be binding upon NBC and Station upon execution hereof by each of NBC and Station.

6.             Miscellaneous. This Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, negotiations, and understandings between the parties, both oral and written, relating thereto. No waiver or amendment of any provision of this Agreement shall be effective unless in writing and signed by both parties. The terms of this Agreement shall apply to parties hereto and any of their successors or assigns; provided, however, that this Agreement may not be transferred or assigned by Station without the prior written consent of NBC. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Notices given pursuant to this Agreement shall be deemed given upon dispatch if given via nationally recognized overnight courier or confirmed facsimile, to the address of the respective party as set forth in the Affiliation Agreement.

7.             Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts fully performed in New York, without regard to New York conflicts law. The parties hereto irrevocably waive any and all rights to trial by jury in any proceeding arising out of or relating to this Agreement.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as set forth below.

NBC TELEVISION NETWORK

By:
	Name:	John Damiano
	Title:	Executive Vice President, Affiliate Relations

CORPORATION FOR GENERAL TRADE

By:
Name:
	Title:	Vice President & General Manager

APPENDIX A

TO DISTRIBUTION CONTRIBUTION AGREEMENT

AFFILIATE TECHNICAL DEVELOPMENT FUND

As of 1999 Year End Close (1997 – 2005)

CONTRIBUTION TOWARDS GENESIS PROJECT

1997	$700,000

1998	$1,250,000

1999	$1,050,000

2000	$2,500,000

2001	$2,500,000

2002	$2,500,000

2003	$2,500,000

2004	$2,500,000

2005	$2,500,000

TOTAL	$18,000,000